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MidSouth Bancorp, Inc. Announces Leadership Transition
Appoints James R. McLemore Interim President and CEO

LAFAYETTE, LA., April 27, 2017/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE:MSL) today announced Rusty Cloutier’s employment as President and CEO of MidSouth Bancorp, Inc has been terminated. MidSouth also announced Troy Cloutier’s employment as President and CEO of MidSouth Bank has been terminated.

This decision by the Board of Directors is part of a transition plan already underway to improve the performance of the Company. Jim McLemore has been appointed President and CEO on an interim basis for both the holding company and bank. Mr. McLemore has over 30 years of banking industry experience, including 8 years with MidSouth as Senior Executive Vice President and Chief Financial Officer. Mr. McLemore will also retain his position as Chief Financial Officer during the interim period. These leadership changes are effective immediately. Jake Delhomme, Chairman of the Board of Directors of MidSouth Bancorp, Inc. stated, “The Board of Directors is fully supportive of Mr. McLemore in his immediate endeavors as President and CEO.”

As part of its transition plan, MidSouth has recently hired two highly qualified executives with very deep experience from larger financial institutions. Erin DeWitt recently joined MidSouth as Chief Risk Officer, a position she held for two years with Scottrade Financial Services. In the preceding seven years, she worked at Capital One in various risk roles. Kade Peterson was recently hired as Chief Information Officer, after three years as Executive Vice President – Chief Operating Officer of USAmeriBank in Tampa, FL. Prior to that he was EVP-Operations and Technology Executive for Sterling Bank in Spokane, Washington.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of March 31, 2017. MidSouth Bancorp, Inc. trades on the NYSE under the symbol “MSL.” Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas. MidSouth Bank currently has 57 locations in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 55,000 surcharge-free ATMs. Additional corporate information is available at MidSouthBank.com.

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